Exhibit 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681
USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

May 9, 2005

DIMON Incorporated Announces Private Offering of $325 million of Senior Notes and $100 million of Senior Subordinated Notes

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that, in connection with its proposed merger with Standard Commercial Corporation, it has revised the terms of its private notes offering. As revised, DIMON is now privately offering $325 million in aggregate principal amount of unsecured senior notes and $100 million in aggregate principal amount of unsecured senior subordinated notes. DIMON, which will change its name to Alliance One International, Inc. at the closing of the merger, intends to use the proceeds of the proposed offering, along with borrowings under a new $150 million senior secured term loan A, a new $200 million senior secured term loan B and initial drawings on a new $300 million senior secured revolving credit line, to repay outstanding indebtedness under DIMON’s and Standard’s existing senior credit facilities, and to consummate the tender offers for DIMON’s $200 million aggregate principal amount of 9 5/8% senior notes due 2011 and $125 million aggregate principal amount of 7 3/4% senior notes due 2013 and Standard’s $150 million aggregate principal amount of 8% senior notes due 2012. Alliance One also intends to redeem, shortly after closing of the offering, all of its outstanding $73.3 million aggregate principal amount of 6 1/4% convertible subordinated debentures due 2007. The offering of the notes is subject to the closing of the merger of DIMON and Standard and certain customary closing conditions.

The notes proposed to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. No assurance can be given that the proposed offering can be completed on acceptable terms. This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries.

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission.